Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MAC-GRAY CORPORATION

ARTICLE ONE

The name of the corporation is Mac-Gray Corporation (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Thousand Shares (1,000), all of which shall be shares of Common Stock, with a par value of One Cent ($0.01) per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of this Article Seven by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a director at the time of such repeal or modification.

ARTICLE EIGHT

(a)           Indemnification of Directors and Officers.

(i)            The Corporation shall indemnify and hold harmless to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said DGCL permitted the Corporation to provide prior to such amendment) any person who is or was a director or officer of the Corporation or any subsidiary of the Corporation (each, an “Indemnified Party”) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any actual, threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that such Indemnified Party was a director or officer of the Corporation or any subsidiary of the Corporation or (B) acts or omissions by such Indemnified Party in such Indemnified Party’s capacity as a director, officer, employee or agent of the Corporation or any subsidiary of the Corporation or taken at the request of the Corporation or any subsidiary of the Corporation (including in connection with serving at the request of the Corporation or any subsidiary of the Corporation as a director, officer, employee, agent, trustee or fiduciary of any another corporation, partnership, joint venture, trust or other enterprise) against all expenses (including attorneys’ fees), liabilities or losses, including judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by him/her in connection with such claim, action, suit, proceeding or investigation if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful.  The termination of any claim, action, suit, proceeding or investigation by judgment, order, settlement conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he/she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was unlawful.

(ii)           The Corporation shall indemnify and hold harmless to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said DGCL permitted the Corporation to provide prior to such amendment) any Indemnified Party who was or is a party or is threatened to be made a party to any actual, threatened, pending or completed action or suit, whenever asserted, by or in the right of the Corporation to procure a judgment in its favor, based on or arising out of, in whole or in part, (A) the fact that such Indemnified Party was a director or officer of the Corporation or any subsidiary of the Corporation or (B) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee or agent of the Corporation or any subsidiary of the Corporation or taken at the request of the Corporation or any subsidiary of the Corporation (including in connection with serving at the request of the Corporation or any subsidiary of the Corporation as a director, officer, employee, agent, trustee or fiduciary of any another corporation, partnership, joint venture, trust or other enterprise)  against all expenses (including attorneys’ fees) actually and reasonably incurred by him/her in connection with the defense or settlement of such action or suit, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Corporation except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(iii)          To the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any action, suit, proceeding or investigation referred to in subparagraphs (a)(i) and (a)(ii) of this Article Eight, or in defense of any claim, issue or matter therein, he/she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him/her in connection therewith.

(iv)          Any indemnification under subparagraphs (a)(i) and (a)(ii) of this Article Eight (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Party is proper in the circumstances because he/she has met the applicable standard of conduct set forth in subparagraphs (a)(i) and (a)(ii) of this Article Eight.  Such determination shall be made (1) by the board of directors of the Corporation (the “Board”) by a majority vote of a quorum consisting of directors who were not parties to such claim, action, suit, proceeding or investigation, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

(v)           No amendment, modification or repeal of this Article Eight shall apply to or have any effect on the liability or alleged liability of any Indemnified Party for or with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or repeal.  No amendment, modification or repeal shall adversely affect any right or protection existing at the time of such amendment, modification or repeal of any Indemnified Party.

(b)           Advancement of Expenses.  Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative claim, action, suit, proceeding or investigation shall be paid by the Corporation in advance of the final disposition of such claim, action, suit, proceeding or investigation upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined by final judicial decision from which there is no right to appeal that he/she is not entitled to be indemnified by the Corporation as authorized in this Article Eight.  Such expenses (including attorney’s fees) incurred by other employees and agents may be so paid upon such term and conditions, if any, as the Board deems appropriate.

(c)           Non-Exclusivity of Rights.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article Eight shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office.

(d)           Insurance.  The Board may authorize, by a vote of a majority of a quorum of the Board, the Corporation to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the Corporation would have the power to indemnify him/her against such expense, liability or loss under the provisions of the DGCL or this Article Eight.

(e)           Merger; Consolidation.  For the purposes of this Article Eight, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Eight with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

(f)            References.  For purposes of this Article Eight, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he/she reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article Eight.

(g)           Continuation of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Eight shall, unless otherwise provided when authorized or ratified (unless such authorized or ratified provision conflicts with the obligations referenced in subsection (i) below), continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(h)           Indemnification of Employees and Agents.  The Corporation may, at its option, indemnify and hold harmless to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said DGCL permitted the Corporation to provide prior to such amendment) any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any actual, threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), liabilities or losses, including judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by him/her in connection with such claim, action, suit, proceeding or investigation, to the extent permitted by Section 145 of the DGCL.

(i)            Legacy Indemnification.  Notwithstanding any other provisions of this Article Eight, the Corporation shall fulfill and honor in all respects its obligations and the obligations of its subsidiaries pursuant to and in accordance with Section 6.11 of that certain Agreement and Plan of Merger, dated as of October 14, 2013, by and among Mac-Gray Corporation (“Mac-Gray”), Spin Holdco Inc., CSC ServiceWorks, Inc., CSC ServiceWorks Holdings, Inc. and CSC Fenway, Inc. (the “Merger Agreement”). In furtherance thereof, the Corporation shall fulfill and honor in all respects the obligations of Mac-Gray and its Subsidiaries (as defined in the Merger Agreement) pursuant to any indemnification provision (including advancement of expenses subject to the undertaking in Section 6.11 of the Merger Agreement to repay advanced amounts) and any exculpation provision set forth in the certificate of incorporation or bylaws of Mac-Gray as in effect on October 14, 2013.

ARTICLE NINE

The Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.